Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138127 on Form S-8 of our report dated April 2, 2007, relating to the financial statements and financial statement schedules of AmCOMP Incorporated appearing in this Annual Report on Form 10-K of AmCOMP Incorporated for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida
March 5, 2008